MINING OPTION AGREEMENT

(Santa Rita Property)

THIS MINING OPTION AGREEMENT made as of October 30th, 2010 (the “Agreement”);

BY AND BETWEEN:

Hans Peter Flueck, an individual having an address of 18912-121st Ave., Edmonton, Alberta, (facsimile: 780,454-0934);

 (the “ Optionor”)

OF THE FIRST PART

AND:

COASTAL PACIFIC MINING CORP., a Canadian corporation, of 927 Drury Ave N.E., Calgary, Alberta  T2E 0M3(facsimile : 403-313-5449)

 (the “Optionee”)

OF THE SECOND PART

BACKGROUND

A.	The Optionor is the owner of record and the beneficial owner of the claims comprising the Property.

B.	The Optionee wishes to option the Property from the Optionor.

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties) the parties hereto covenant and agree each with the other as follows:

1. Interpretation

1.1. Definitions.  In this Agreement:

(a)
“Acts” means all legislation, as amended from time to time, of the jurisdiction in which the Property is located, applicable to the Property, including title to, and Mining Operations on, the Property.

(b)	“Affiliate” has the meaning set out in the Canada Business Corporations Act, as amended from time to time.

(c)	“Agreement” means this agreement, including the recitals, and schedules, all as amended, supplemented or restated from time to time.

(d)
“AMI” means the area outlined in the Operating Agreement and shall constitute an Area of Mutual Interest, between the Partnership and the Operator which shall remain in force and effect for the term of the Operating Agreement.

(e)	“Approval Date” means the date which is the first Business Day after all the applicable Regulatory Authorities have issued their Regulatory Approvals.

(f)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Alberta.

(g)	“Effective Date” means November 1, 2010.

(h)	“Encumbrances” means security interests, liens, royalties, charges, mortgages, pledges and encumbrances of any nature or kind whatsoever, whether written or oral, direct or indirect.

(i)
 “Expenditures” means all costs, expenses and charges, direct or indirect, of or incidental to the Mining Operations incurred by the Optionee, which costs, expenses and charges shall be determined in accordance with the Optionee’s accounting practices applicable from time to time to the extent that those practices are consistent with Canadian generally accepted accounting principles.

(j)
“Government” means any federal, provincial, regional, municipal or other government, governmental department, regulatory authority, commission, board, bureau, agency or instrumentality that have lawful authority to regulate or administer or govern a business, property or affairs of any person, and for the purposes of this Agreement also includes any corporation or other entity owned or controlled by any of the foregoing and any stock exchange in which shares of a party are listed for trading.

(k)	“MDU” means map designated unit.

(l)	“Minerals” means the end products produced or derived from operating the Property as a mine.

(m)
“Mining Operations” means every kind of work done on or in respect of the Property or the Minerals derived from the Property during the Option Period by or under the direction of the Optionee including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, assaying, prospecting, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, reclaiming and all other work usually considered to be prospecting, exploration, development, mining and reclamation work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating, rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work.

(n)	“Operator” has the meaning as set out in Schedule “B” appended hereto.

(o)	“Option” has the meaning set out in Section 3.1 of this Agreement.

(p)
“Option Period” means the period commencing on the Effective Date and ending on the earlier of November 1, 2012, and the date on which the Option is terminated or lapses in accordance with this Agreement.

(q)	“Payment Shares” means a total of 5,000,000 common shares in the capital stock of the Optionee, payable pursuant to the terms of this Agreement.

(r)	“Permitted Encumbrance” means

(i)	easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers,

drains, gas and oil pipelines, gas and water mains, electrical light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

(ii)
the right reserved to or vested in any Government or Regulatory Authority or other public authority by the terms of any or by any statutory provision, to terminate, revoke or forfeit any of the lease or mining claims or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)
rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate in any manner, and all applicable laws, rules and orders of any governmental authority;

the reservations, limitations, provisos and conditions in any original grants from the Crown or interests therein and statutory exceptions to title.

(iv)
“Property” means all of the subject claims in the District of Acobambilla, in the Republic of Peru more particularly described in Scheduled “A” attached hereto, and, when the context so implies, the lands and premises subject thereto, and includes any replacement or successor permit or claims, and all mining leases and other mining interests derived from any such permit covering the same area of land.

(s)	“Regulatory Authorities” means any and all securities regulatory authorities having jurisdiction over this Agreement and the transactions contemplated herein.

1.2. Headings.  The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and includes any variation or amendment hereto from time to time and any agreement supplemental hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3. Legislation.  Any reference to a provision in any legislation is a reference to that provision as now enacted, and as amended, re-enacted or replaced from time to time, and in the event of such amendment, re-enactment or replacement of any reference to that provision shall be read as referring to such amended, re-enacted or replaced provision.

1.4. Extended Meanings.  In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. All references to mineral claims shall include map designated units.

1.5. Currency.  All references to currency herein are to lawful money of Canada, unless otherwise specified.

1.6. Non-Merger. The provisions contained in this Agreement shall survive the Effective Date and the completion of the transactions contemplated by this Agreement and shall not merge in any conveyance, transfer, assignment, novation agreement or other document or instrument delivered pursuant hereto or in connection herewith.

1.7. Construction Clause. This Agreement has been negotiated and approved by counsel on behalf of all parties hereto and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship of any of the provisions hereof.

1.8. No partnership. Nothing contained in this Agreement shall be construed as creating a partnership of any kind or as imposing on any party any partnership duty, obligation or liability to any other party.

2. Representations, Warranties and Covenants

2.1. Representations, Warranties and Covenants of the Optionor.  The Optionor represents, warrants and covenants to the Optionee that:

(a)	he is domiciled at the address set forth beside his name on the first page of this Agreement;

(b)
the Optionor has good and sufficient authority to enter into and deliver this Agreement and to transfer its legal and beneficial interest in the Property as required under this Agreement to the Optionee;

(c)
there is no contract, option or any other right of another form binding upon the Optionor to option, sell, transfer, assign, pledge, charge, mortgage, explore or in any other way option, dispose of or encumber all or part of the Property or any portion thereof or interest therein other than pursuant to the provisions of this Agreement;

(d)
the execution, delivery and performance of this Agreement by the Optionor, and the consummation of the transactions herein contemplated will not (i) violate or conflict with any term or provision of any agreements in regard to the property entered into by the Optionor; (ii) violate or conflict with any term or provision of any order of any court, Government or Regulatory Authority or any law or regulation of any jurisdiction in which the Optionor’s business is carried on; or (iii) conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(e)
the Optionor is the registered and beneficial owner of 100% of the right, title and working interest in and to the Property, which, to the best of the Optionor’s knowledge without having made any inquiries, is free and clear of all Encumbrances except for those Permitted Encumbrances;

(f)
the Property is properly and accurately described in Schedule “A” hereto and is in good standing under the laws of the jurisdiction in which the Property is located up to and including at least the expiry dates set forth in Schedule “A”;

(g)	the Optionor is not a non-resident for the purposes of Section 116 of the Income Tax Act [R.S.C. 1985], c.1 (5th supp.), as amended from time to time. ;

(h)
this Agreement has been duly authorized, executed and delivered by the Optionor and constitutes a valid and binding obligation of the Optionor enforceable against the Optionor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought; and

(i)	the Optionor shall, during the Option Period:

(i)	promptly provide the Optionee with any and all notices and correspondence from Government or Regulatory Authorities in respect of the Property;

(ii)	co-operate with the Optionee in obtaining any permits or licences required by authorities in the in which the Property is situated;

(iii)	not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionor hereunder; and

2.2. Representations, Warranties and Covenants of the Optionee.  The Optionee represents, warrants and covenants to the Optionor that:

(a)
the Optionee is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business in the jurisdiction in which the Property is located;

(b)
the Optionee has all necessary power and authority to own or lease its assets and carry on its business as presently carried on, to carry out its obligations herein and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to do all such acts and things as are required to be done, observed or performed by it, in accordance with the terms of this Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(c)
the execution, delivery and performance of this Agreement by the Optionee, and the consummation of the transactions herein contemplated will not (i) violate or conflict with any term or provision of any of the articles, by-laws or other constating documents of the Optionee; (ii) violate or conflict with any term or provision of any order of any court, Government or Regulatory Authority or any law or regulation of any jurisdiction in which the Optionee’s business is carried on; or (iii) conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(d)
this Agreement has been duly authorized, executed and delivered by the Optionee and constitutes a valid and binding obligation of the Optionee enforceable against the Optionee in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought;

(e)
the Optionee shall promptly apply for and use it reasonable best efforts to obtain all approvals, orders or acceptances required in connection with this Agreement, including, but not limited to those required by the Exchange, any Government or Regulatory Authorities, the shareholders of the Optionee and the Agency; and the Optionee shall deliver to the Optionor copies of all such approvals, orders and acceptances, as the case may be, forthwith upon receipt of them by the Optionee; and

(f)	the Optionee shall, during the Option Period:

(i)	promptly provide the Optionor with any and all notices and correspondence from Government or Regulatory Authorities in respect of the Property;

(ii)	issue the Payment Shares in a timely manner in accordance with this Agreement;

(iii)	co-operate with the Optionor in obtaining any permits or licences required by authorities in the regions which have authorization over the Property;

(iv)	deliver to the Optionor, from time to time, copies of any and all geological reports and assay results that pertain to the Property, within thirty (30) days of receipt of the aforementioned data;

(v)	not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionor hereunder; and

(vi)	maintain its corporate existence.

2.3. Reliance and Survival.  The representations, warranties and acknowledgements set out in this Section 2 have been relied on by the parties in entering into this Agreement.  All representations and warranties made herein will survive the delivery of this Agreement to the parties and the completion of the transactions contemplated hereby and, notwithstanding such completion, will continue in full force and effect for the benefit of the parties to whom they are provided, as the case may be, indefinitely.

3. Grant of Option

3.1. Grant of Option. The Optionor grants to the Optionee an exclusive option (the “Option”) with respect to the Property, for the period commencing on the Effective Date and expiring on  November 1, 2012, subject to Sections 3.7 and 5 herein, to acquire an undivided fifty (50) percent interest in the Property. This right may be exercised in the manner referred to in Section 9.

3.2. Consideration. In consideration of the grant of the Option, the Optionee shall issue to the Optionor the cash payments and the Payment Shares as follows:

(i)	$50,000 cash payment and a total of 1,000,000 Payment Shares upon execution of this Agreement;

(ii)	$100,000 cash payment two months from the Effective Date of this Agreement;

(iii)	$175,000 cash payment and a total of 2,000,000 Payment Shares twelve (12) months from the Effective Date of this Agreement;

(iv)	$175,000.00 and a total of 2,000,000 Payment Shares twenty-four (24) months from the Effective Date of this Agreement.

 The Payment Shares shall be issued as fully paid and non-assessable, free and clear of all Encumbrances except for any resale restrictions under applicable securities laws.

3.3. Working Right. During the Option Period, the Optionee shall have the exclusive working right on the Property, and to permit any other person or persons as it may in its sole discretion decide to, enter on and conduct the Mining Operations on the Property as the Optionee in its sole discretion may decide. The Optionee shall have quiet and exclusive possession during the Option Period with full power and authority to the Optionee, its servants, agents, workers or contractors, to carry on Mining Operations in searching for minerals in such manner as the Optionee in its discretion may determine, including the right to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as the Optionee shall deem necessary and proper and the right to remove therefrom reasonable quantities of rocks, ores and minerals and to transport them for the purposes of sampling, metallurgical testing and assaying. The Optionee shall conduct all Mining Operations in a careful and miner-like manner and in compliance in all material respects with all Acts, regulations, by-laws, orders and judgments and all applicable directives, rules, consents, permits, orders, guidelines and policies of any Government or Regulatory Authority with jurisdiction over the Property.

3.4. Maintenance of the Option.  In order to maintain in force the Option granted to it, and to exercise the Option, the Optionee must:

(a)	incur Expenditures in an aggregate amount of $3,000,000 as follows:

(i)	subject to section 3.6 herein, at least $1,500,000 before November 1, 2011;

(ii)	at least an additional $1,500,000 before November 1, 2012.

(b)
during the Option Period, keep the Property in good standing by paying all taxes, assessments and other charges and by doing all other acts and things that may be necessary in that regard., which payments shall be made from the Expenditures as detailed in 3.4(a) above.

Subject to section 3.6 herein, if the incurred Expenditures are less than the required Expenditures as per Section 3.4, the Optionee must pay to the Optionor an amount equal to the difference between the required Expenditures and the Expenditures actually incurred by the Optionee (the “Shortfall Payment”)  by certified cheque by the respective dates specified in all of Section 3.4  in order to maintain the Option, in addition to the payment of an administration fee equal to five (5) percent of the Shortfall Payment.

3.5 Lapse or acceleration of Option. In addition to the provisions of termination set out in Section 5 herein, the Optionee may let the working right and Option lapse by failing to incur Expenditures or perform any of the obligations set out in Section 3.4, provided only that the Optionee’s obligations under Section 5.3 are satisfied.  Further, the Optionee may accelerate any or all of the Expenditures.

3.6 Earned Interest.  Upon the required cash and stock payments and the completion of the first year exploration program in the amount of $1,500,000, the Optionee shall earn an irrevocable twenty-five percent (25%) interest in and to the Property.

3.7 Agency. Subject to and in accordance with this Agreement and Schedules “B” and “C”, the Optionee hereby irrevocably appoints the Optionor or his agreed to assignee to conduct the Mining Operations contemplated by this Agreement as agent for the Optionee.  For greater certainty, the Optionee shall remain liable as principal under this Agreement, notwithstanding the appointment of the Optionor as its agent for the purpose of conducting the Mining Operations.

4. Optionee Conduct

4.1. Maintenance of Property. During the Option Period, the Optionee shall carry out sufficient assessment work to maintain the Property in good standing and pay all taxes, assessments and other charges lawfully levied or assessed against the Property, which expenditures shall be covered in the Expenditures defined in 3.4(a) above. The Optionor shall transmit promptly to the Optionee any notices pertaining to the taxes, assessments and other charges.

4.2. Abandonment. The Optionee may at any time, during the Option Period, abandon any one or more of the claims which comprise the Property. The Optionee shall give the Optionor notice in writing of any abandonment. If any of the claims comprising the Property are abandoned (including the termination of this Option Agreement without the Optionee having exercised the Option), the Optionee will retransfer such claims to the Optionor (if they are then in the name of the Optionee), which shall be in good standing for a period of at least ninety days from the notice of abandonment.

4.3. Assessments. The Optionee shall, during the Option Period, in consultation with the Optionor, file, in whole or in part, the assessment credits as may become available from Mining Operations conducted on the Property during the Option Period. If the Optionee and Optionor do not agree on the assessment credits to be filed, the Optionor's decision shall prevail.

4.4. Insurance.

(a)
The Optionee shall provide, maintain and pay for the following insurance which costs shall be covered in the Expenditures defined in 3.4(a) above.  Said insurance shall be placed with an insurance company or companies and in a form as may be acceptable to the Optionor:

(i)
comprehensive general liability insurance protecting the Optionee and Optionor and their respective employees, agents, contractors, invitees and licencees against damages arising from personal injury (including death) and from claims for property damage which may arise directly or indirectly out of the operations of the Optionee and Optionor under this Agreement, including coverage for liability arising out of products, whether manufactured or supplied by the Optionee and Optionor, completed operations, contingent employer's liability and contractual liability, and

(ii)
automobile insurance on the Optionee's owned and non-owned vehicles, if any, protecting the Optionee and its employees, agents, contractors, invitees and licencees against damages arising from bodily injury (including death) and from claims for property damage arising out of the operations of the Optionee and Optionor under this Agreement.

(b)	Each policy of insurance contemplated in this Section shall:

(i)	be in an amount acceptable to the Optionor and in any event not less than $1,000,000 inclusive of any one occurrence;

(ii)	and the policy of insurance referred to in Section 4.4(a)(i) shall:

1.	include a standard form of cross-liability clause;

2.	contain a clause waiving the insurer's right of subrogation against the Optionor; and

3.	indicate that the insurer will give the Optionor thirty days' prior written notice of cancellation or termination of the coverage.

(c)	The Optionee shall provide the Optionor with such evidence of insurance as the Optionor may request.

4.5. Access. The Optionee shall, during the Option Period, submit to the Optionor periodic progress reports of Mining Operations completed on the Property, which reports shall be submitted not less than quarterly on an annual basis and shall provide the Optionor with access to all records, data and information relating to the Property which is in the possession of the Optionee. The Optionor may, at its own risk and expense and at reasonable times agreed to by the Optionee, enter on the Property and examine the Mining Operations; provided, that the Optionor will not, in the opinion of the Optionee, interfere with it.

4.6. Environmental Matters. During the Option Period, the Optionee shall:

(a)
receive, handle, use, store, treat, ship and dispose of any and all environmental contaminants (as established from time to time by applicable legislation or regulation or by-law) in strict compliance with all applicable environmental, health or safety laws, regulations, order or approvals; and will remove prior to the lapse or termination of the Option, from and off the Property all environmental contaminants.

(b)
not release into the environment, or deposit, discharge, place, or dispose of at, on or near the Property any hazardous or toxic materials, substances, pollutants, contaminants or wastes as a result of the mining operations conducted by it; and

(c)	not use the Property, not permit any other person to use the Property as a landfill or waste disposal site.

4.7. Environmental assessment. Whenever requested by the Optionor, the Optionee shall provide the Optionor with access, during reasonable business hours and on reasonable prior notice, to the Property for the purpose of conducting an environmental assessment of the Property, provided that the assessment is conducted in a manner that will not unreasonably interfere with the Optionee’s operations. The environmental assessment shall be at the Optionor’s sole expense. If the environmental assessment conducted by the Optionor reveals any release of hazardous substances on or under the Property that, in the opinion of the Optionor, acting reasonably, occurred after the date hereof, then the Optionor may give written notice to the Optionee of remedial measures as the Optionor may, based on the results of the environmental assessment, consider necessary, which measures the Optionee shall, at its expense, promptly undertake. If the Optionee fails to undertake diligently the remedial measures specified by the Optionor within 60 days of the receipt of notice, the Optionor may immediately terminate the Option.

5. Termination

The lapse or termination of the Option pursuant to this Section shall not have the effect of forfeiting, terminating or waiving in any respect the Optionee’s obligation to issue to the Optionor the Payment Shares in full.

5.1. Termination. The Option and this Agreement shall automatically terminate and be of no force and effect if, during the Option Period:

(a)
With the exception of a default under Section 5.1(b) herein, the Optionee is in default in any material respect of any term or condition of this Agreement and fails to cure such default within ten (10) Business Days of receiving notice from the Optionor specifying the particulars of such default;

(b)	the Optionee fails to incur all of the Expenditures within the time periods set out herein;

(c)
the Optionee fails to carry out the assessment work or pay the taxes, assessments and other charges described in Section 3.4 and fails to cure such default within 30 days of receiving notice from the Optionor specifying the particulars of such default;

(d)	the Optionee fails to make the Exploration Program Advances as set out in this Agreement; or

(e)	the Optionee fails to file the required assessment credits in respect of the Mining Operations in a timely manner, as prescribed herein and by the jurisdiction to which fees must be paid.

5.2. Any termination under this Section shall occur automatically, without any further action by the Optionor. The lapse of the Option pursuant to this Section shall not have the effect of forfeiting, terminating or waiving in any respect the Optionee’s obligation to issue to the Optionor the Payment Shares in full.Surrender of Rights.  Subject to Section 5.3, the Optionee may at any time during the Option Period give the Optionor written notice of its intentions to surrender all of its rights hereunder, whereupon the Option and this Agreement shall terminate and the working right herein shall lapse.

5.3. Obligations on Termination.  Notwithstanding any other provisions of this Agreement, in the event of lapse, termination or surrender of the Option and termination of this Agreement, the Optionee shall:

(a)
ensure that any claims or map designated units comprising the Property are in good standing for a period of at least 90 days from the lapse, termination or surrender of the Option and/or this Agreement, as the case may be, and upon request of the Optionor, retransfer the Property to the Optionor (if it is then in the name of the Optionor) free and clear of all Encumbrances;

(b)
ensure that the Property is in at least the same state concerning environmental and hazardous conditions as the Property was on the date of this Agreement and that it is free and clear of all liens, claims and encumbrances that may have been created by the Optionee;

(c)	thereupon issue the balance of any Payment Shares to be issued thereafter, and pay any amounts payable thereafter, in each case pursuant to Section 3.2;

(d)
deliver to the Optionor any and all reports, maps, assessment reports and maps, samples, assay results, drill cores, data and other information of any kind whatsoever pertaining to the Property or related to Mining Operations which have not been previously delivered to the Optionor;

(e)
remove all materials supplies and equipment from the Property; provided however, that the Optionee may retain ore and, at the cost of the Optionee, dispose of any such materials, supplies or equipment not removed from the Property within 90 days of receipt of such notice by the Optionee; and

(f)	not engage in any form of conduct, or make any statements or representations that disparage or may disparage or otherwise harm the Optionor’s reputation, good will or commercial interest.

5.4. Survival of provisions. The Optionee and Optionor shall remain liable to one another for all claims, matters, demands and causes of action arising prior to the termination of this Agreement that relate in any way to the provisions of this Agreement, and in particular, without limiting the generality of the foregoing, the provisions of Section 6 and section 3.2 of this Agreement shall survive any termination of this Agreement.

6. Indemnification

6.1. Indemnity.

(a)
The Optionee shall and does hereby indemnify and save the Optionor harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to Mining Operations conducted by or on behalf of the Optionee after the date hereof; provided that the Optionor shall not be indemnified for any loss, liability, claim, demand, damage, expense, suit, injury or death resulting from the negligence or wilful misconduct of the Optionor or its employees, agents or contractors. For further clarity, the parties intend that the Optionee shall be responsible for all liabilities, known or unknown, contingent or otherwise, which were incurred or arose during the Option Period, relating to or arising out of:

(i)	the conduct of activities in, on or under the Property;

(ii)	the environmental protection, clean-up, remediation, and reclamation of the Property including, but not limited to, the obligations and liabilities arising out of or related to:

1.	the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

2.
any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities;

3.
any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property; and

4.
the long-term reclamation and remediation of the Property and the care and monitoring of the Property, and the posting and maintaining of bonds or other financial assurances required in connection therewith.

(b)
Each party hereto shall indemnify and save harmless the other, as well as its officers, directors and shareholders, from and against any and all claims, losses, liabilities, damages, fees, fines, penalties, interests, deficiencies, costs and expenses, of any nature or kind whatsoever (collectively, the “Claims”), arising by virtue or in respect of any breach of covenant contained herein or failure to comply with any provision herein, or any inaccuracy, misstatement, misrepresentation or omission made by such party in connection with any matter set out herein, and any and all actions, suits, proceedings, demands, claims, costs, legal and other expenses related or incidental thereto.

(c)
Notwithstanding any other provision of this Agreement and any termination of this Agreement, the indemnities provided herein shall remain in full force and effect until all possible liabilities of the persons indemnified thereby are extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by such indemnified persons from any other person.

(d)
No investigation made by or on behalf of either of the parties hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other party herein or pursuant hereto.  No waiver by either of the parties hereto of any condition herein, in whole or in part, shall operate as a waiver of any other condition herein.

7. Force majeure

7.1. Force majeure. Notwithstanding anything contained in this Agreement to the contrary, if any party is prevented from or delayed in performing any obligation under this Agreement and failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances then, subject to Section 7.2, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of the total period.

7.2. Notice. Any party claiming suspension of its obligations shall promptly notify the other party to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the notice in so far as it is reasonably able so to do and as soon as possible; provided, that the terms of settlement of any labour disturbance or dispute, strike or lock-out shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof; and that party shall not be required to accede to the demands of its opponents in any labour disturbance or dispute, strike or lock-out solely to remedy or remove the force majeure thereby constituted.

7.3. Extension. The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Optionee from its obligations to keep the Property in good standing, and to issue the Payment Shares within the prescribed periods.

8. Financial Reporting

8.1. Audit. An audit shall be prepared annually by the Optionee.  Each annual audit shall be final and not subject to adjustment unless the Optionor delivers to the Optionee written exceptions in reasonable detail within six months after the Optionor receives the report.  The Optionor, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of the Optionee related to Net Smelter Returns to determine the accuracy of the Report, but shall not have access to any other books and records of the Optionee.  The audit shall be conducted by a chartered or certified public accountant of recognized standing.  The Optionee shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the Report.  A copy of the Optionor’s report shall be delivered to the Optionee upon completion, and any discrepancy between the amount actually paid by the Optionee and the amount which should have been paid according to the Optionor’s report shall be paid in a timely manner, one party to the other.  If the discrepancy requires a payment to the Optionor of an amount in excess of 10% of the amount which was paid to the Optionor for the audited period, the entire cost of the audit shall be borne by the Optionee, and the Optionee shall reimburse the Optionor accordingly; otherwise, the Optionor shall bear the entire cost of the audit.

8.2. No restriction on staking.  Nothing contained in this Agreement shall have the effect of restricting in any way the entitlement of the Optionor to stake or otherwise acquire, directly or indirectly, interests and rights in MDUs and mining claims, and licenses, leases, grants, concessions, permits and patents relating to a mineral property.

9. Formation of Joint Venture

9.1. Option Exercise. If the Optionee has made the payments and issued the Payment Shares referred to in Section 3.2 and incurred the Expenditures referred to in Section 3.4, all within the prescribed periods, and filed the required assessment credits as contemplated herein, then the Optionee has the right, by giving written notice to the Optionor on or before November 1, 2012, to become the owner of a 50% undivided interest in all or that part(s) of the Property as the Optionee may elect.

9.2. Joint Venture. If the Optionee exercises its right under Section 9.1, and becomes the owner of a 50% undivided interest in the Property, the Optionee and Optionor shall be deemed conclusively without executing any further agreement, to have formed a joint venture (the “Joint Venture”) for the purposes of further exploring the Property and, if deemed warranted, of developing, constructing and operating a mine on the Property or a part of it and marketing the Minerals derived therefrom all according to the terms and conditions contained in a customary joint venture agreement (the “Joint Venture Agreement”).  The Joint Venture Agreement shall govern the subsequent relationship of the Optionee and Optionor in all subsequent Mining Operations on the Property. Each party shall use its reasonable best efforts to execute and deliver to the other, promptly after the Optionee exercises its right under Section 9.1, a Joint Venture Agreement.

9.3. Initial interests and expenditures. On the date of formation of the Joint Venture the parties shall, for purposes of the Joint Venture Agreement, be deemed to have the following initial interest and to have incurred, as prior exploration costs, moneys under this Option Agreement in the amounts as  follows:

	Undivided Interest	Deemed Expenditures
Optionee	50%	$1,500,000
Optionor	50%	$1,500,000

9.4. Title to Property. The title to the Property shall be recorded on the formation of the Joint Venture in each of the names of the Optionor and Optionee as to their respective undivided interests

10. Notices & Payments

10.1. Notice.  Any demand, notice or other communication (the “Notice”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery or facsimile addressed to the recipient at the addresses or facsimile numbers of the parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by any party to the other.  Any Notice made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, and if made or given by facsimile, on the day, other than a day which is not a Business Day, following the day it was sent.

10.2. Payments.  Payments hereunder shall be made addressed to the recipient at the addresses of the recipient parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by the recipient party in accordance with Section 10.1.  If any payment herein becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

11. Public Announcements

11.1. Public Announcements.  The Optionee shall not, without the prior consent of the Optionor, make any disclosure regarding the existence, purpose, scope, content, terms or conditions of this Agreement or other agreements relating thereto save to the extent such disclosure comprises information substantially already publicly available or unless it is necessary for any party to make such disclosure in order to comply with a statutory obligation or the requirements of a competent government or statutory agency or Regulatory Authority; provided that, where practicable, a copy of any proposed announcement or statement shall be furnished to the Optionor in advance of the proposed date of publication, and the Optionee shall make every reasonable effort to incorporate the Optionor’s comments prior to dissemination.

12. General Provisions

12.1. Entire Agreement.  This Agreement, including all the Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein and therein. Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless it is in writing and executed by each of the parties.

13. Authority.   Each party represents and warrants to the other party that it has the authority to enter into this Agreement and that execution and delivery of this Agreement has been duly approved by resolution of the board of directors.  Each individual (the “Authorized Signatory”) executing this Agreement on behalf of each party represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of said party.

13.1. Assignment of Interest.  The Optionee may not sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Option Agreement without the prior written consent of the Optionor, which consent may be unreasonably withheld.

13.2. First Right of Refusal.  The Optionor shall grant to the Optionee the first right of refusal to purchase or option the Optionor’s interest in the Property on terms which shall have been offered by any third party.  The Optionor shall notice Optionee of his intent to sell and the Optionee shall have 30 days to meet the terms of agreement to sell and to pay any consideration required thereunder.

13.3. Right to Purchase.  In the event of Optionor’s death, the Optionee shall have the right to purchase at fair market value, based on an independent third party appraisal, the Optionor’s interest and rights to the Property.

13.4. Encumbrances. During the Option Period, neither the Optionor nor the Optionee shall grant an Encumbrance, other than a Permitted Encumbrance, in their respective interest in the Property.

13.5. Confidentiality of information. During the Option Period, the Optionee shall keep all information and data concerning or derived from the Mining Operations confidential and, except to the extent required by law, regulation or policy of any Regulatory Authority, or in connection with the filing of an annual information form or a prospectus by the Optionee or any of its Affiliates, no information derived from the Mining Operations shall be disclosed to any person other than an Affiliate without the prior consent of the Optionor, which consent shall not unreasonably be withheld or delayed. Each party shall, where practicable, use reasonable commercial efforts to cause the text of any news releases or other public statements which a party desires to make with respect to the Property to be made available to the other party prior to publication and the other party shall have the right to make suggestions for changes therein.

13.6. Waiver.  The failure of a party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it shall not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor shall waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach.

13.7. Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.8. Further Assurances.  The parties hereto shall from time to time at the request of any of the other parties hereto and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

13.9. Time.  Time shall be of the essence of this Agreement.

13.10. Expenses. Each party shall be responsible for its own expenses in connection with negotiating and settling this Agreement.

13.11. Amendment.  This Agreement may be amended or varied only by agreement in writing signed by each of the parties.

13.12. Arbitration.

(a)
If there is a dispute between the parties with respect to this Agreement, or the interpretation of this Agreement, the Optionee and the Optionor shall, firstly, be obligated to use best efforts to reconcile and settle each and every dispute.  In the event that a settlement or agreement cannot be reached between the parties, the aggrieved party (“Claimant”) shall, pursuant to Section 10.1 herein, deliver an arbitration notice (“Arbitration Notice”) to the other party (the “Respondent”) detailing the nature of the dispute, the facts and the relevant evidence.  Within 7 days that the Respondent receives the Arbitration Notice, each of the Claimant and the Respondent shall appoint a nominee.  The two nominees so appointed shall, within 21 days of the date of the Arbitration Notice, in turn select a single arbitrator (the “Arbitrator”) to settle all matters arising from the dispute.  In the event that either the Claimant or Respondent, or their selected nominees, fail to appoint the Arbitrator within the prescribed periods, the party in default of the time provisions shall automatically accept the arbitrator selected by the party not in default, as being the Arbitrator to settle all matters arising from the dispute.

(b)
The Claimant shall deposit with the Arbitrator a full and complete formal statement of claim, which shall not be subject to amendment at any time during the arbitration process unless otherwise permitted by the Arbitrator, within 30 days of the date that the Arbitrator was selected.  Unless otherwise required by the Regulatory Authorities, neither the Claimant nor the Respondent shall announce publicly the alleged claims or dispute until such time as a formal statement of claim has been deposited with the Arbitrator.

(c)
Each of the Claimant and the Respondent shall jointly instruct the Arbitrator to create an arbitration protocol in a timely manner dealing with the timing and procedures (including security for costs) of all matters that are subject to the dispute, taking into consideration: (i) the fact that each of the Claimant and the Respondent are reporting issuers, as that term is described in applicable securities legislation, and; (ii) the seasonality of the Mining Operations and what correlative effects the process may have on logistics.

(d)
The award made by the Arbitrator shall be final and binding upon the parties, and shall in all respects be kept and observed.  The Arbitrator shall have the authority to award and direct that the parties, or either of them, execute and deliver such releases, conveyances, deeds, assurances and other documents as the Arbitrator thinks fit, and these releases, conveyances, deeds, assurances and other documents shall be executed and delivered accordingly

(e)
All costs of the arbitral proceedings shall be in the discretion of the Arbitrator who may direct to and by whom, and in what manner, (including allocation between the parties) the costs or any part of them shall be paid, it being the intention of the parties that the first principle in the exercise of the Arbitrator’s discretion shall be that the costs of the arbitral proceedings shall follow the event of the award.  The costs of the arbitral proceedings and the award shall include, but not be limited to, the sum of (i) the Arbitrator’s fees and applicable taxes, (ii) all actual, reasonable legal fees and disbursements of the Arbitrator and the parties to the dispute, and (iii) a sum equal to the product of $200 multiplied by the number of days in the period commencing on the date that is 90 days prior to the date of the arbitral hearing (or trial) and ending on the last date of such hearing or trial.

(f)
The Arbitrator may proceed ex parte in case either party, or any of their witnesses, shall at any time neglect or refuse to attend the arbitration proceedings after 7 days’ notice in writing under the hand of the Arbitrator given to each party or to the parties’ solicitor, unless the party, prior to the time fixed to attend, presents to the Arbitrator what the latter considers sufficient cause for failure to attend.

(g)
The Arbitrator and any nominee under Subsection 12.11(a) must be a resident of Alberta and  either of a practising notary, lawyer, advocate, accountant, professor, in the province of Alberta, or a retired justice of any of the courts of Alberta.  An Arbitrator selected outside of the jurisdiction of Alberta may only be effective if agreed to in writing by each of the Claimant and the Respondent. The language to be used in the arbitral proceedings shall be English.

(h)	Any award made by the Arbitrator may, at the instance of either of the parties to the dispute and without notice to the other of them, be made an Order of the Superior Court of Alberta.

13.13. Governing Law and Attornment.  This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the Courts of the Province of Alberta, judicial district of the city of Calgary.  For the purpose of all legal proceedings, this Agreement shall be deemed to have been executed in the Province of Alberta and the courts of the Province of Alberta shall have exclusive jurisdiction to entertain any action arising under this Agreement

13.14. Language.  It is the express wish of the parties hereto that this Agreement and all documents contemplated hereby shall be drawn up in English.

13.15. Counterparts.  This Agreement may be executed by facsimile and in as many counterparts as are necessary and shall be binding on each party when each party hereto has signed and delivered one such counterpart.  When a counterpart of this Agreement has been executed by each party, all counterparts together shall constitute one agreement.

THE PARTIES, intending to be contractually bound, have entered into this Agreement as of the date set out on the first page.
HANS PETER FLUECK By: /s/ Hans Peter Flueck (Authorized Signatory)	c/s
COASTAL PACIFIC MINING CORP. By: /s/ Joseph Bucci (Authorized Signatory)	c/s

SCHEDULE “A”

To an Agreement made as of October 30, 2010 by and between Hans Peter Flueck and Coastal Pacific Mining Corp.

The Optionor is the recorded and beneficial holder of a 100% un-divided interest in certain mining claims situated in the District of Acobambilla, Province of Huancavelica, Department of Huancavelica, in the Republic of Peru; approximately 200 km southeast of Lima.  It is located within the Instituto Geografico Nacional map sheet 26-M CONAYCA.  The Claims are centered on Universal Transverse Mercator coordinate system, Provisional South American Datum 1956, zone 18L, 456480 meters East and 854570 meters North (Santa Rita) and 455500 meters East and 8559740 meters North (Celeste No 3); or geographic coordinate system 75°24’ 15” of west Longitude and 12°43’ 02” of south Latitude (Santa Rita), 75°24’ 45” of west Longitude and 12°41’ 11” of south Latitude (Celeste No 3).

The two (2) subject claims cover an area of 1200 hectares and are named:

-	Celeste No 3 (200 Hectares)
-	Nueva Santa Rita (1000 Hectares)

together the ("Claims")..

The Claims are for metallic minerals giving the titleholder the right to explore and exploit metallic minerals within the bounds of the Claims; subject to the payment of the annual fees established by Peruvian Mining Law.

Mining Claims are map-registered using a grid system based on the PSAD56.  The vertices of the two (2) Mineral rights that comprise the Property are registered at the Instituto Geologico, Minero y Metalurgico (“INGEMMET”); and Superintendecncia Nacional de Registros Publicos (“SUNARP”).

SCHEDULE “B”

To an Agreement made as of October 30, 2010 by and between Hans Peter Flueck and Coastal Pacific Mining Corp.

Operator

1.                      INTERPRETATION

1.01                      Terms defined in the Agreement shall, subject to any contrary intention, have the same meanings herein.  In this Schedule the following words, phrases and expressions shall have the following meanings:

(a)	“Agreement” means the Agreement to which this Schedule is attached.

(b)	“Program” means the work plan and budget of Mining Operations conducted during the Option Period and adopted pursuant to Section 4 of the Agreement.

(c)
“Costs” means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator after the date hereof in accordance with this Agreement and prior to the formation of the Joint Venture and shall include all obligations and liabilities incurred or to be incurred with respect to the protection of the environment such as future decommissioning, reclamation and long-term care and monitoring, even if not then due and payable so long as the amounts can be estimated with reasonable accuracy, and whether or not a mine reclamation trust fund has been established.

2.           OPERATOR

2.01                      The Optionor shall act as Operator or shall appoint Rimpago SAC, a company incorporated pursuant to the laws of Peru.

2.02                      The party acting as Operator may resign as Operator on at least 90 days' notice to all the parties.

2.03                      Upon ceasing to be Operator, the former Operator shall forthwith deliver to the Optionee custody of all books, records, and other property both real and personal which it prepared or maintained in its capacity as Operator.

3.           RIGHTS, DUTIES AND STATUS OF OPERATOR

3.01                      The Operator in its operations hereunder shall be deemed to be an independent contractor.  The Operator shall not act or hold itself out as agent for any of the parties nor make any commitments on behalf of any of the parties unless specifically permitted by this Agreement or directed in writing by a party.

3.02                      Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of the Optionee and in accordance with this Agreement.

3.03                      The Operator shall manage and carry out Mining Operations substantially in accordance with Programs adopted by the Optionee and in connection therewith shall, in advance if reasonably possible, notify the

Optionee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify the Optionee so soon thereafter as is reasonably possible.

3.04                      The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and to incur on behalf of the Optionee the Costs required for that purpose.  In so doing the Operator shall:

(a)	comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b)	pay all Costs properly incurred promptly as and when due;

(c)
maintain books of account in accordance with the normal industry accounting procedure, and the judgment of the Operator as to matters related to the accounting shall govern if the Operator's accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada; and

(d)
perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all applicable federal, provincial, Territorial and municipal laws, by-laws, ordinances, rules and regulations.  The Operator shall also comply with all rules and regulations of the jurisdiction of Peru.

4.           EXPLORATION PROGRAMS

4.01                      The Operator shall prepare draft Programs for consideration by the Optionee.  Unless otherwise agreed to by the Optionee, each Program shall cover a calendar year.  The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Costs to be incurred and an estimate of the time when they will be incurred, and shall be delivered to the Optionee by no later than March 1st of each year to which the draft Program relates.  Each draft Program shall be accompanied by such reports and data as are reasonably necessary for the Optionee to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.

4.02                      The Optionee shall review the draft Program prepared and, if it deems fit, adopt the Program with such modifications, if any, as the Optionee deems necessary.  The Operator shall be entitled to an allowance for Cost overruns of 10 percent in addition to any budgeted Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

4.03                      The Operator shall be entitled to invoice the Optionee:

(a)	no more frequently than monthly, for the Costs incurred and paid by the Operator in carrying out a Program; or

(b)	not more than 120 days in advance of requirements, for an advance of the Costs estimated to be incurred and paid by the Operator in carrying out a Program or portion thereof.

Each invoice shall be signed by an officer of the Operator.  The Optionee shall pay to the Operator the amount invoiced within 20 days of receipt of the invoice.  If the Optionee protests the correctness of an invoice it shall nevertheless be required to make the payment.

4.04           If the Optionee fails to pay an invoice within the 20-day period referred to in Section 4.03, the Optionee shall be deemed to have elected to terminate the Program then in effect, and accordingly, the Operator shall have no further obligations under this Agreement in respect of that Program.

4.05           If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of Costs incurred prior to the suspension or premature termination shall be refunded within 30 days of the suspension or premature termination.  Unless approved by the Optionee, the Operator shall be exclusively liable for the payment of all Costs incurred in excess of 110 percent of any budgeted Costs.

4.06           Unless otherwise directed by the Optionee, the Operator may suspend or terminate prematurely any Program, by delivering notice to that effect to the Optionee, when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based.  The Optionee may suspend or terminate prematurely any Program at any time by delivering notice to that effect to the Operator. If any Program is terminated prematurely, the Operator shall, within 30 days of such termination, refund to the Optionee the amount by which the amounts advanced by the Optionee to the Operator on account of projected Costs exceeds the sum of such Costs and the amounts payable to the Operator under Section 5 of this Schedule.

4.07            If the Operator fails to submit a draft Program by the date set out in this Agreement, the following shall apply:

(a)	the Operator shall not be entitled to submit a draft Program for the subject period;

(b)	the Optionee may submit a draft Program (the “Non-Operator's Program”) for the subject period for consideration by the Operator;

(c)	if the Operator elects to proceed with the Non-Operator's Program, it shall remain as the operator for the duration of the Non-Operator's Program; and

(d)
if the Operator elects not to proceed with the Non-Operator’s Program, it shall cease to be the Operator for the duration of the Non-Operator's Program, and the Optionee shall carry out the Non-Operator Program itself.

5.           OPERATOR'S FEE

5.01                      Except if Subsection 4.07(d) applies, the Optionee shall pay the Operator a fee for its services with respect to Programs as follows, which amount shall be paid promptly upon being invoiced:

(a)	10% for each individual contract which is not more than $100,000;

(b)	8% for each individual contract which exceeds $100,000;

(c)	10% of all other Costs not included in clauses 5.01(a) and 5.01(b).

6.           INFORMATION AND DATA

6.01                      While Programs are being carried out, the Operator shall use its best efforts to furnish the Optionee with monthly progress reports and with a final report within 90 days following the conclusion of each

Program.  The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data.

6.02                      All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law or by regulation of any securities regulatory authority or stock exchange, shall not be disclosed to any person other than an Affiliate without the prior consent of all the other parties to this Agreement, which consent shall not unreasonably be withheld.

6.03                      The text of any news releases or other public statements which a party intends to make with respect to the Property or this Agreement shall, to the extent practicable, be made available to the other parties prior to publication and the other parties shall have the right to make suggestions for changes therein.

7.           LIABILITY OF THE OPERATOR

7.01                 Subject to Section 7.02, the Optionee shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

7.02                 Notwithstanding Section 7.01, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or willful misconduct of the Operator or its officers, employees or agents.

7.03                 An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)	at the direction of, or with the concurrence of, the Optionee; or

(b)	unilaterally and in good faith by the Operator to protect life or property shall be deemed not to be negligence or willful misconduct.

7.04               The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

8.           AMI

8.01               The area of interest shall comprise that area which is included within three (3) kilometers of the outermost boundary of the mineral properties which constitute the Property as outlined in Schedule “A” to the Agreement.